EXHIBIT 2. REFERENCED SECTIONS ON PPS. 1, 2, 4, 5, 6 AND 7 OF THE COMPANY'S PROXY STATEMENT DATED DECEMBER 19, 1995

PAGE 1.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth, as of December 1, 1995, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (b) each director and director nominee of the Company, and (c) all directors and officers as a group. Each person listed below is a director or director nominee. Each person listed below has sole voting and dispositive power over the shares indicated.

PAGE 2.

                                                  AMOUNT & NATURE    PERCENT OF
                NAME AND ADDRESS                   OF BENEFICIAL     OUTSTANDING
              OF BENEFICIAL OWNER                    OWNERSHIP         SHARES
- ------------------------------------------------  ----------------  -------------
Deas H. Warley III (1)(3)                                956,250          37.50
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Darrell M. Dillard (1)(2)                                 50,000           2.04
415 West Wall, Suite 1510
Midland, Texas 79701
Wayne M. Whitaker (1)(3)                                 120,000           4.90
3500 City Center Tower II,
301 Commerce Street
Fort Worth, Texas 76102
All officers and directors as a group (3)              1,173,450          43.62
(5 persons)

- ------------------------
(1) Director.

(2) These shares represent unexercised stock options granted to Mr. Dillard pursuant to the Summit Petroleum Corporation Directors' Stock Option Plan, subject to shareholder approval of such plan at the 1996 Annual Meeting for which this Proxy is delivered.

(3) Mr. Whitaker owns 25,000 shares in an IRA account. In addition, 50,000 of the shares noted above represent unexercised stock options granted to Mr. Whitaker pursuant to the Summit Petroleum Corporation Directors' Stock Option Plan, subject to shareholder approval of such plan at the 1996 Annual Meeting for which this Proxy is delivered. In addition, Mr. Whitaker is the trustee of the Sharron N. Warley Trust and the Christopher B. Warley Trust, each of which owns 22,500 shares. The trusts were created by Mr. Warley for the benefit of his children; however, Mr. Warley disclaims beneficial ownership of such shares.

    The Company is not aware of any contractual arrangement the operation of which may at any subsequent date result in a change in control of the Company.

PAGE 4.

                             EXECUTIVE COMPENSATION

    None of the officers of the Company receive direct compensation from the Company for their service in those capacities. Officers of the Company are also officers of and receive compensation from MRI. MRI, through MRO, has a contract to provide management services for the Company (See "Certain Transactions").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                               COMPENSATION AWARDS
                                                                       (2)
                                   ANNUAL COMPENSATION (1)     -------------------
                                                                   SECURITIES
                                 ----------------------------      UNDERLYING           ALL OTHER
  NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY ($)      OPTION/SARS (#)    COMPENSATION ($)
- -------------------------------  -------------  -------------  -------------------  -----------------
Deas H. Warley III                      1995         -0-               150,000             -0-
President, Chief Financial              1994         -0-               -0-                 -0-
Officer, Director                       1993         -0-               -0-                 -0-

- ------------------------
(1) The column for "Bonus and Other Annual Compensation" provided in the SEC's standard summary compensation table is omitted because no such benefits or other compensation were provided.

(2) The Company did not award restricted stock or stock appreciation rights ("SARs") during fiscal years 1993 through 1995, nor did it make any payouts pursuant to long-term incentive plans during such period. Accordingly, the columns for such items provided in the SEC's standard summary compensation table have been omitted.

    The Company has no existing or proposed plan for the provision of annuity, pension or retirement benefits to its officers and directors.

    Other than the proposed Summit Petroleum Corporation Directors' Stock Option Plan, and the existing 1995 Summit Petroleum Corporation Long-Term Incentive Plan, the Company has no existing or proposed plan involving any incentive compensation for officers and directors or for stock purchase, profit sharing or thrift plans for any officer or director.

    The Company has no existing or proposed plan or arrangement for any officer or director to receive remuneration resulting from his resignation, retirement or other termination or from a change in control of the Company or a change in the individual's responsibilities after such a change in control. Further, the Company has not engaged in any transactions with third parties where the primary purpose of such transaction was to furnish remuneration to any officer or director of the Company.

PAGE 5.

OPTION/SAR GRANTS IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    The table below lists the described information for all grants of stock options of the Company under existing and proposed plans. No SARs have been granted and no options have been exercised.

                                                                                    NUMBER OF      VALUE OF
                                                                                   SECURITIES     UNEXERCISED
                        NUMBER OF                                                  UNDERLYING    IN-THE-MONEY
                        SECURITIES     % OF TOTAL                                  UNEXERCISED   OPTIONS/ SARS
                        UNDERLYING    OPTIONS/SARS                                OPTIONS/SARS    AT FY- END
                         OPTIONS/      GRANTED TO     EXERCISE OR                 AT FY-END (#)     ($)(5)
                           SARS       EMPLOYEES IN    BASE PRICE    EXPIRATION    EXERCISABLE/   EXERCISABLE/
        NAME           GRANTED (#)     FISCAL YEAR    ($/SH.)(4)       DATE       UNEXERCISABLE  UNEXERCISABLE
- ---------------------  ------------  ---------------  -----------  -------------  -------------  -------------
Deas H. Warley III        150,000           50.00      $   .0625   May 31, 2000      150,000/0    $  5,625/$0
 (1)
Linda J. Crass (1)         25,000            8.33      $   .0625   May 31, 2000       25,000/0    $    938/$0
Marilyn Wade (1)           15,000            5.00      $   .0625   May 31, 2000       15,000/0    $    563/$0
Mark Longhurst (2)         10,000            3.33      $   .0625   May 31, 2000       10,000/0    $    375/$0
Darrell M. Dillard         50,000(3)        16.66      $   .0625   May 31, 2000       50,000/0    $  1,875/$0
Wayne M. Whitaker          50,000(3)        16.66      $   .0625   May 31, 2000       50,000/0    $  1,875/$0

- ------------------------
(1) Officer of the Company.

(2) Employee of the Company.

(3) Represents options granted pursuant to the Directors' Stock Option Plan and subject to shareholder approval at the 1996 Annual Shareholders meeting.

(4) The Company's stock trades infrequently and the last trade prior to the date of grant of the Options on June 1, 1995 was on April 4, 1995 at $.04 per share. As of June 1, 1995 there was a published bid price of $.0625 per share which the Board determined to be the fair market value of the stock on that date and was therefore used in establishing the exercise price.

(5) Based upon a fair market value of $.10/share, which was the price the stock traded on October 4, 1995 and the last reported trade as of December 1, 1995.

PAGE 6.

                              CERTAIN TRANSACTIONS

    Since 1989 the firm of Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P. (or its predecessors) have represented the Company. Mr. Whitaker, a director and nominee is a partner in this firm. In 1993, 1994, and 1995 the firm has received $2,116.54, $12,964.74, and $11,372
(as of September 30, 1995) respectively as legal fees and reimbursable expenses (which did not amount to 5% of such firm's total fees during such years). The firm continues to provide routine legal representation for the Company.

    The Company and MRO entered into a Management Agreement on August 28, 1989, which was extended and amended by agreement on December 31, 1993, which provides that MRO will provide day-to-day management, administrative, bookkeeping and accounting services to the Company. Under the Management Agreement as extended and amended, in exchange for MRO providing such administrative services and management of the Company's operations, the Company pays MRO a fee equal to $8,500 per month during 1995, $8,000 per month during 1996, and $7,500 per month during 1997 and thereafter if the Agreement is then further extended without amendment. However, this agreement has been further amended, with such amendments to be effective January 1, 1996, whereby the Company will pay a fee equal to $5,000 per month during 1996, $4,500 per month during 1997, $4,000 per month during 1998. As a result of the Management Agreement the Company does not maintain offices separate from those of MRO and MRI. Management fees incurred under this agreement for the years ended July 31, 1995, 1994 and 1993 were $104,500, $113,000, and $120,000 respectively. This agreement may be terminated by either party at any time.

    MRO acts as operator of a substantial portion of the Company's oil and gas properties. For all services performed as operator of those properties, MRO is entitled to receive the compensation and reimbursements provided the operator under the applicable operating agreement. However, any charges by MRO under an operating agreement in such a situation for the use of its personnel, properties and equipment, as well as the prices of materials sold by it, must be at rates equal to the competitive charges of unaffiliated third parties for comparable services or materials in the same geographic area. Further, those services can be provided only pursuant to a written agreement which precisely describes the services to be rendered and the compensation to be paid. The Company's share of operation and supervision charges incurred on these properties for the years ended July 31, 1995, 1994, and 1993 was $28,106, $18,852, and $13,854,
respectively. Until May, 1995, the Company leased a truck for use by its field personnel, and at times prior thereto, the Company had leased two trucks for such purpose, from MRO. In May, 1995 the Company purchased, at trade in value, the two trucks formerly being leased. Lease expenses incurred under these agreements for the years ended July 31, 1995, 1994 and 1993 were $4,200, $8,283, and $13,326, respectively. Terms of the lease agreement were determined from and are less than competitive market leases in the area.

    Effective January 1, 1994 the Company purchased a 10% working interest with an approximate 8.75% revenue interest in certain oil and gas properties in Ward County, Texas from MRI for $85,696, MRI's actual cost adjusted for revenues and expenses through December 31, 1993.

    Effective August 1, 1994 the Company acquired 10% of MRI's working interest in certain oil and gas properties in Coke and Howard Counties, Texas for $201,596, MRI's actual cost adjusted for revenues and expenses from August 1, 1994 through August 15, 1994, the closing date, and transaction costs.

    Effective May 26, 1995, the Company, in participation with MRI, acquired a five percent working interest in certain oil and gas leases and seismic options in the Sunburst Project, Terry County, Texas, and the Latigo Project, Hockley County, Texas in exchange for a commitment to expend certain monies in connection with certain oil and gas leases, seismic options, conducting 3-D geophysical surveys, interpretation of 3-D seismic data and the drilling of two or more test wells, MRO will operate the projects. Closing occurred on July 14, 1995.

    Effective July 11, 1995, the Company acquired a five percent working interest in certain oil and gas leases and seismic options in the Lakota Project, Hockley County, Texas in exchange for a commitment to expend certain monies in connection with certain oil and gas leases, seismic options, conducting 3-D geophysical surveys, interpretation of 3-D seismic data and the drilling of one or more test wells. MRO will operate to project.

PAGE 7.

    MRI acquires oil and gas properties from unrelated third parties through competitive bidding and negotiated transactions. The Company benefits from the MRI acquisition efforts by acquiring interests in the MRI acquisitions at the same cost basis as MRI.

                          PROPOSAL FOR APPROVAL OF THE
           SUMMIT PETROLEUM CORPORATION DIRECTORS' STOCK OPTION PLAN

    The Board of Directors has recommended for shareholder approval the Summit Petroleum Corporation -- Directors' Stock Option Plan (the "Plan"). The purposes of the Plan are to give those members of the Board of Directors who were elected at the 1995 Annual Shareholders Meeting an opportunity to acquire shares of the common stock of the Company to provide an incentive for such directors to continue to promote the best interests of the Company and enhance its long-term performance. Reference should be made to Attachment A for a complete statement of the provisions of the Plan which are summarized below. Certain capitalized terms used in this summary have the meanings ascribed to them in the Plan. Messrs. Dillard and Whitaker have been granted options to purchase shares of common stock pursuant to this Plan, subject to shareholder approval of the Plan.

SHARES AVAILABLE

    An aggregate of 100,000 shares (subject to adjustment for certain transactions affecting the Common Stock) of Common Stock will be available for awards under the Plan, and options to purchase all of the 100,000 shares have been granted with 50,000 each to Messrs. Dillard and Whitaker, effective on June 1, 1995 at an exercise price per share of $.0625, subject to shareholder approval of the Plan. Shares covered by any stock option or stock appreciation right that expire or terminate unexercised or are canceled or forfeited would again be available for awards under the Plan.